Exhibit 99.1

February 2, 2022
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Third Quarter Fiscal 2022 Results

Minneapolis, MN, February 2, 2022 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and nine months ended December 26, 2021, its third quarter of fiscal 2022. Highlights include:

•Record quarterly sales of $187.1 million, a 31% year-over-year increase. Trailing 12-month revenue surpassed the $700 million mark, totaling $714.5 million.
•Record third quarter gross profit of $33.9 million, a 20% increase over the prior year, contributing to record third quarter operating income of $14.3 million, a 36% year-over-year increase.
•Third quarter diluted earnings per share (EPS) of $0.48, which was $0.11, or 30%, higher than the same period last year.
•Record third quarter earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), a non-GAAP measure, of $21.7 million, a 22% increase over the prior year.
•Year-to-date operating income, net income and diluted EPS each increased 28-30% over the prior year.
•Year-to-date operating cash flow increased 45% as compared to the prior year period, with net debt (total debt outstanding less cash) of $92.6 million at quarter end and a leverage ratio of 1.05x.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:
“We are pleased to once again report record results for the quarter. With record quarterly sales of $187 million in the third quarter, our trailing 12-month revenue surpassed $700 million for the first time. This was a total team effort and I am very proud of our entire employee base who have worked tremendously hard to make this possible. In spite of significant supply challenges, we grew our top line primarily from volume growth within the Industrial and Water Treatment segments across most end-markets as we were able to leverage our diverse customer base and breadth of product offerings. Our Industrial sales benefited from significant growth in our agricultural, pharmaceutical and food ingredient product lines. Health and Nutrition third quarter revenue decreased from the prior year; however, demand remained strong and we expect that revenue would have increased had it not been for supply challenges in the quarter.”
Mr. Hawkins continued, “In addition to our strong revenue performance, we delivered record gross profit in the quarter, highlighting our ability to manage supply chain headwinds and rising raw material costs. It is important to note that our gross profit performance was negatively impacted by significant LIFO expense of nearly $3 million in the quarter and over $7.5 million in the first nine months of fiscal 2022. We do not anticipate the current supply challenges or rising raw material prices to let up any time soon, and we will continue to manage as we have done in the past through the outstanding effort of employees, relationships with our vendors and investments in the business.”
Mr. Hawkins continued, “Lastly, I want to reiterate our commitment to continue to grow Hawkins prudently, with a focus on profitability. We have grown sales 26% and diluted earnings per share 38% on a trailing 12-month basis. We will continue to allocate capital through reinvestments in the business, pay out a dividend, and look for opportunistic acquisitions to expand our geographical and product portfolios, as evidenced by completion of six acquisitions over the last 18 months.”

Third Quarter Financial Highlights:

Sales were $187.1 million for the third quarter of fiscal 2022, an increase of 31%, from sales of $142.9 million for the same period a year ago. Industrial segment sales increased $36.2 million, or 56%, to $100.6 million for the current quarter, from $64.4 million for the same period a year ago. The increase in Industrial segment sales was driven primarily by increased sales volumes of both our bulk and our manufactured, blended and repackaged products. The increase included sales of certain of our agricultural products lines due in large part due to both favorable crop prices and early purchases as customers anticipated additional price increases later in the season. Industrial segment sales also increased due to increased selling prices driven by higher costs on many of our raw materials. Water Treatment segment sales increased $10.5 million, or 27%, to $49.8 million for the current quarter, from $39.3 million for the same period a year ago. Water Treatment sales increased as a result of increased demand for many of our products, as well as $3.1 million in added sales from acquired businesses. Sales for our Health and Nutrition segment decreased $2.6 million, or 7%, to $36.7 million for the current quarter, from $39.3 million for the same period a year ago. The decrease in Health and Nutrition sales was primarily driven by decreased sales of our manufactured products when compared to the strong demand for those products in the prior year, partially offset by an increase in sales of our specialty distributed products.

Gross profit increased $5.7 million, or 20%, to $33.9 million, or 18% of sales, for the current quarter, from $28.2 million, or 20% of sales, for the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $2.9 million, primarily due to rising raw material prices. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $0.1 million. Gross profit for the Industrial segment increased $6.1 million, or 66%, to $15.3 million, or 15% of sales, for the current quarter, from $9.2 million, or 14% of sales, for the same period a year ago. Total Industrial segment gross profit increased as a result of the increase in sales, partially offset by the negative $2.2 million year-over-year impact of the increase in the LIFO reserve. Gross profit for the Water Treatment segment increased $1.1 million, or 11%, to $11.1 million, or 22% of sales, for the current quarter, from $10.0 million, or 26% of sales, for the same period a year ago. Gross profit in our Water Treatment segment increased as a result of increased sales, including the added sales from the acquired businesses, partially offset by the negative $0.6 million year-over-year impact of the increase in the LIFO reserve. Gross profit as a percentage of sales declined in this segment in part due to rising raw material costs and our inability in some cases to pass cost increases on to customers with contracts in place. Gross profit for our Health and Nutrition segment decreased $1.5 million, or 16%, to $7.5 million, or 21% of sales, for the current quarter, from $9.0 million, or 23% of sales, for the same period a year ago. The decrease in gross profit in our Health and Nutrition segment was a result of the year-over-year decline in sales.

Company-wide selling, general and administrative expenses increased $1.9 million to $19.7 million, or 11% of sales, for the current quarter, compared to $17.8 million, or 12% of sales, for the same period a year ago. Expenses increased in part due to the added costs from the acquired businesses in our Water Treatment segment, including $0.1 million of expense for amortization of intangibles, as well as increased variable pay expense and increased travel expense. Increased expenses were partially offset by a year-over-year decrease of $0.3 million due to lower compensation expense relating to the non-qualified deferred compensation plan liability which is offset in other income.

Our effective income tax rate was 27% for the current quarter, compared to 25% in the same period a year ago. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended December 26, 2021 was $21.7 million, an increase of $3.9 million, or 22%, from EBITDA of $17.8 million for the same period a year ago. The increase was primarily due to improved gross profit.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, and with 49 facilities in 24 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $597 million of revenue in fiscal 2021 and has approximately 750 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Nine months ended
(In thousands)	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Net Income (GAAP)	$10,204	$7,921	$40,965	$31,899
Interest expense, net	317	382	995	1,101
Income tax expense	3,870	2,664	14,573	11,285
Amortization of intangibles	1,572	1,521	4,704	4,237
Depreciation expense	4,398	4,149	13,155	12,498
Non-cash compensation expense	1,046	917	2,707	2,303
Non-recurring acquisition expenses	285	243	296	508
Adjusted EBITDA	$21,692	$17,797	$77,395	$63,831

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Sales	$187,050	$142,927	$551,568	$433,900
Cost of sales	(153,110)	(114,688)	(441,367)	(341,888)
Gross profit	33,940	28,239	110,201	92,012
Selling, general and administrative expenses	(19,681)	(17,750)	(54,216)	(49,009)
Operating income	14,259	10,489	55,985	43,003
Interest expense, net	(317)	(382)	(995)	(1,101)
Other income	132	478	548	1,282
Income before income taxes	14,074	10,585	55,538	43,184
Income tax expense	(3,870)	(2,664)	(14,573)	(11,285)
Net income	$10,204	$7,921	$40,965	$31,899

Weighted average number of shares outstanding - basic	20,885,232	21,013,836	20,968,692	21,043,042
Weighted average number of shares outstanding - diluted	21,054,603	21,223,310	21,142,515	21,278,744
Basic earnings per share	$0.49	$0.38	$1.95	$1.52
Diluted earnings per share	$0.48	$0.37	$1.94	$1.50
Cash dividends declared per common share	$0.13000	$0.11625	$0.38250	$0.34875

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	December 26, 2021	March 28, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,438	$2,998
Trade accounts receivables, net	102,020	90,603
Inventories	76,242	63,864
Income taxes receivable	811	175
Prepaid expenses and other current assets	6,967	5,367
Total current assets	209,478	163,007
PROPERTY, PLANT, AND EQUIPMENT:	294,264	300,404
Less accumulated depreciation	146,790	155,792
Net property, plant, and equipment	147,474	144,612
OTHER ASSETS:
Right-of-use assets	10,905	11,630
Goodwill	72,917	70,720
Intangible assets, net of accumulated amortization	72,575	76,368
Other	7,795	6,213
Total other assets	164,192	164,931
Total assets	$521,144	$472,550
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$44,021	$37,313
Accrued payroll and employee benefits	15,848	18,048
Current portion of long-term debt	9,907	9,907
Short-term lease liability	1,673	1,587
Container deposits	1,543	1,452
Other current liabilities	2,543	2,155
Total current liabilities	75,535	70,462
LONG-TERM DEBT, LESS CURRENT PORTION	105,915	88,845
LONG-TERM LEASE LIABILITY	9,397	10,231
PENSION WITHDRAWAL LIABILITY	4,366	4,631
DEFERRED INCOME TAXES	24,445	24,445
DEFERRED COMPENSATION LIABILITY	8,251	7,322
OTHER LONG-TERM LIABILITIES	1,541	1,368
Total liabilities	229,450	207,304
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,858,385 and 20,969,746 shares issued and outstanding as of December 26, 2021 and March 28, 2021, respectively	209	210
Additional paid-in capital	44,723	51,138
Retained earnings	246,762	213,898
Total shareholders’ equity	291,694	265,246
Total liabilities and shareholders’ equity	$521,144	$472,550

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended
	December 26, 2021	December 27, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,965	$31,899
Reconciliation to cash flows:
Depreciation and amortization	17,859	16,735
Operating leases	1,416	1,419
Gain on deferred compensation assets	(548)	(1,282)
Stock compensation expense	2,707	2,303
Other	379	170
Changes in operating accounts providing (using) cash:
Trade receivables	(10,847)	(8,121)
Inventories	(12,311)	(9,431)
Accounts payable	6,094	(3,569)
Accrued liabilities	(1,589)	1,160
Lease liabilities	(1,431)	(1,363)
Income taxes	(635)	(1,006)
Other	(3,350)	(2,308)
Net cash provided by operating activities	38,709	26,606
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(15,700)	(13,200)
Acquisitions	(2,575)	(35,017)
Other	230	154
Net cash used in investing activities	(18,045)	(48,063)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(8,101)	(7,430)
New shares issued	889	773
Payroll taxes paid in exchange for shares withheld	(1,467)	(54)
Shares repurchased	(8,545)	(4,140)
Payments on revolving loan	(15,000)	(24,000)
Proceeds from revolving loan borrowings	32,000	60,000
Net cash (used in) provided by financing activities	(224)	25,149
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,440	3,692
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,998	4,277
CASH AND CASH EQUIVALENTS, END OF PERIOD	$23,438	$7,969

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$15,208	$12,345
Cash paid for interest	$746	$893
Noncash investing activities - capital expenditures in accounts payable	$1,018	$790

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended December 26, 2021:
Sales	$100,554	$49,756	$36,740	$187,050
Gross profit	15,303	11,103	7,534	33,940
Selling, general, and administrative expenses	7,367	8,254	4,060	19,681
Operating income	7,936	2,849	3,474	14,259
Three months ended December 27, 2020:
Sales	$64,356	$39,298	$39,273	$142,927
Gross profit	9,207	10,027	9,005	28,239
Selling, general, and administrative expenses	6,978	6,788	3,984	17,750
Operating income	2,229	3,239	5,021	10,489
Nine months ended December 26, 2021:
Sales	$269,572	$168,105	$113,891	$551,568
Gross profit	42,121	44,855	23,225	110,201
Selling, general and administrative expenses	20,064	22,721	11,431	54,216
Operating income	22,057	22,134	11,794	55,985
Nine months ended December 27, 2020:
Sales	$197,029	$128,552	$108,319	$433,900
Gross profit	32,100	35,888	24,024	92,012
Selling, general and administrative expenses	19,474	17,654	11,881	49,009
Operating income	12,626	18,234	12,143	43,003

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2021, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com